Exhibit 99.1

STRATA Skin Sciences Announces Departure of Chief Financial Officer
Horsham, PA, December 6, 2017 — STRATA Skin Sciences, Inc. (NASDAQ: SSKN) ("STRATA") a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, today announced that Christina Allgeier resigned as Chief Financial Officer to pursue other opportunities and to commence the next chapter in her career. Ms. Allgeier intends to remain in her current role through December 31st.

Jeff O'Donnell, Chairman of the Board stated, "We wish Christina well and thank her for her years of service; we have commenced a search for her replacement."

Ms. Allgeier has agreed to assist the Company during the transition period as it searches for a new Chief Financial Officer by entering into a transition services agreement, under which she will provide STRATA with consulting services through March 31, 2018.

About STRATA Skin Sciences, Inc. (www.strataskinsciences.com)
STRATA Skin Sciences is a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions.  Its products include the XTRAC® laser and VTRAC® excimer lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions; the STRATAPEN™ MicroSystem, marketed specifically for the intended use of micropigmentation; and Nordlys, a multi-technology aesthetic laser device.

Trademarks
Ellipse and Nordlys are trademarks of Ellipse S/A, Horsholm, Denmark.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company's plans, objectives, expectations and intentions and may contain words such as "will," "may," "seeks," and "expects," that suggest future events or trend, and. are based on the Company's current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company's expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company's SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable. The Company assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contacts:
Frank McCaney, Chief Executive Officer	Bob Yedid, Managing Director
STRATA Skin Sciences, Inc.	LifeSci Advisors, LLC
215-619-3200	646-597-6989
fmccaney@strataskin.com	Bob@LifeSciAdvisors.com